Exhibit No. 10.38

December 20, 2004

Mr. Jay Zager
30 Abbotswood
Sudbury, MA 01776

Dear Jay:

    I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Gerber Scientific, Inc. In this capacity, you will be reporting directly to me.

    Your base salary will be $300,000 per year. You will receive a sign-on bonus of $50,000, payable on the first pay day after your date of hire. Your compensation, base salary and long-term incentive compensation, will be reviewed at the same time the compensation of other members of Senior Management is reviewed.

    You will be eligible to participate in Gerber's 2005-2006 Executive Annual Incentive Bonus Plan (the "Plan", a copy of which is attached hereto). Your bonus target will be 50% of your base salary. In accordance with the terms of the Plan, your bonus will be prorated for fiscal year 2005. For fiscal years 2005 and 2006, you will be guaranteed a minimum bonus under the Plan of $37,500. The Plan expires April 30, 2006, but we will guarantee a minimum bonus of $37,500 for fiscal year 2007.

    As a further incentive, Gerber offers stock options to its executives who are most responsible for the growth and success of the Company. Gerber's Employee Stock Option Plan is administered by the Management Development and Compensation Committee ("MDCC"). On your first day of employment, you will be granted options to purchase 100,000 shares of Gerber Common stock. The exercise price will be the closing price of Gerber common stock on that date and the options will vest in three equal annual installments beginning one year from the date of grant. Future grants will be at the discretion of the MDCC.

    In addition to all other existing Company employee benefits, including medical, dental, life and disability insurance, as described in the attached summary, you will be entitled to three weeks' vacation per year.

    As a Senior Vice President of Gerber, you will be entitled to Change-in-Control (see attached) and executive severance benefits (multiple: first year, three months; thereafter, twelve months).

    Gerber has a mandatory drug-testing program for all employees. Mike Dolen will help you arrange for this testing prior to your commencement date.

    The Immigration Reform and Control Act requires that evidence of authorization to legally work in the United States as well as positive identification be provided to the employer at the start of employment. Therefore, it will be necessary for you to submit to the Human Resources Department documents that satisfy this requirement.

    This offer is contingent upon satisfactory completion of our reference and background checks.

    Gerber Scientific, Inc. offers you this position on the basis of your business and technical skills that you have demonstrated to us. We expect you to honor any and all obligations regarding proprietary and confidential information which you may have obtained from any former employers just as we expect that you will refrain from disclosing to third parties any confidential and proprietary information you may learn while employed by Gerber. It is the individual responsibility of all Gerber employees to fully comply with and to honor all of their obligations regarding information of confidential or proprietary nature.

    Gerber Scientific, Inc. is an "at will" employer. This means that your employment with Gerber is for no fixed term and that either you or Gerber may, at any time and for any reason, decide to terminate the employment relationship without any liability to the other.

    I believe Gerber offers you an exciting and challenging career opportunity. Please acknowledge your acceptance of this offer of employment by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Marc T. Giles Marc T. Giles President and Chief Executive Officer

Enclosures

Accepted this 22 day of December, 2004.

/s/ Jay Zager
Jay Zager